Exhibit 99.1


          Gulf Island Fabrication, Inc. Reports Second Quarter Earnings


    HOUMA, La.--(BUSINESS WIRE)--July 26, 2006--Gulf Island Fabrication, Inc. (NASDAQ: GIFI) today reported net income of $6.0 million ($.43 diluted EPS) on revenue of $90.0 million for its second quarter ended June 30, 2006, compared to net income of $4.6 million ($.37 diluted EPS) on revenue of $55.4 million for the second quarter ended June 30, 2005. Net income for the first six months of 2006 was $8.1 million ($.59 diluted EPS) on revenue of $147.3 million, compared to net income of $8.1 million ($.65 diluted EPS) on revenue of $109.6 million for the first six months of 2005. Included in the Consolidated Statements of Income for the six months ended June 30, 2006, under the other income (expense), is the $983,000 gain resulting from the sale of the Company's interest in MinDOC, L.L.C., effective January 23, 2006.
    The company had a revenue backlog of $171.8 million and a labor backlog of approximately 2.1 million man-hours remaining to work, which consist of work remaining at June 30, 2006 and commitments received since June 30, 2006.



                   SELECTED BALANCE SHEET INFORMATION
                             (in thousands)
                                            June 30,    December 31,
                                              2006          2005
                                           -----------   -----------
      Cash and short-term investments     $    13,328   $    35,901
      Total current assets                    104,714       103,412
      Property, plant and equipment, at
       cost, net                              139,820        59,744
      Total assets                            246,244       163,806
      Total current liabilities                34,526        16,271
      Debt                                     17,200             0
      Shareholders' equity                    185,630       138,265
      Total liabilities and shareholders'
       equity                                 246,244       163,806


    The management of Gulf Island Fabrication, Inc. will hold a conference call today July 26, 2006 at 9:00 a.m. Central Time (10:00 a.m. Eastern Time) to discuss the Company's financial results for the quarter ended June 30, 2006. The call is accessible by webcast (www.gulfisland.com) through CCBN and by dialing 1.800.406.5345. A digital rebroadcast of the call is available two hours after the call and ending August 4, 2006 by dialing 1.888.203.1112, replay passcode:
2416235.
    Gulf Island Fabrication, Inc., based in Houma, Louisiana, is a leading fabricator of offshore drilling and production platforms, hull and/or deck sections of floating production platforms and other specialized structures used in the development and production of offshore oil and gas reserves. These structures include jackets and deck sections of fixed production platforms; hull and/or deck sections of floating production platforms (such as tension leg platforms ("TLPs")), "SPARs and FPSOs", piles, wellhead protectors, subsea templates and various production, compressor and utility modules, offshore living quarters, tanks and barges. The Company also provides offshore interconnect pipe hook-up, inshore marine construction, manufacture and repair of pressure vessels, heavy lifts such as ship integration and TLP module integration, loading and offloading jack-up drilling rigs, semi-submersible drilling rigs, TLP's , SPARs or other similar cargo onshore and offshore scaffolding and piping insulation services and steel warehousing and sales.



                                                          EXHIBIT 99.1
                    GULF ISLAND FABRICATION, INC.
            CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
                (in thousands, except per share data)


                                Three Months Ended   Six Months Ended
                                      June 30,           June 30,
                                 ----------------- -------------------
                                    2006     2005      2006      2005
                                  -------  -------  --------  --------

Revenue                          $89,955  $55,412  $147,324  $109,644
Cost of revenue                   79,005   46,978   132,011    94,703
                                  -------  -------  --------  --------
Gross profit                      10,950    8,434    15,313    14,941
General and administrative
 expenses                          2,050    1,514     4,187     2,886
                                  -------  -------  --------  --------
Operating income                   8,900    6,920    11,126    12,055

Other income (expense):
    Interest expense                (155)      (9)     (289)      (36)
    Interest income                   92      310       173       597
    Other                              2        1       985        (2)
                                  -------  -------  --------  --------
                                     (61)     302       869       559
                                  -------  -------  --------  --------

Income before income taxes         8,839    7,222    11,995    12,614

Income taxes                       2,886    2,652     3,889     4,541
                                  -------  -------  --------  --------


Net income                       $ 5,953  $ 4,570  $  8,106  $  8,073
                                  =======  =======  ========  ========



Per share data:

    Basic earnings per share:    $  0.43  $  0.37  $   0.59  $   0.66
                                  =======  =======  ========  ========

    Diluted income per share:    $  0.43  $  0.37  $   0.59  $   0.65
                                  =======  =======  ========  ========


          Weighted-average shares 13,916   12,241    13,641    12,219
          Effect of dilutive
           securities: employee
           stock options              85      103       119       118
                                  -------  -------  --------  --------
          Adjusted weighted-
           average shares         14,001   12,344    13,760    12,337
                                  =======  =======  ========  ========

Depreciation and amortization
 included in expense above       $ 3,067  $ 1,565  $  5,936  $  3,118
                                  =======  =======  ========  ========

Cash dividend declared per common
 share                           $ 0.075  $ 0.075  $   0.15  $   0.15
                                  =======  =======  ========  ========




    CONTACT: Gulf Island Fabrication, Inc.
             Joseph "Duke" Gallagher, 985-872-2100
             or
             Kerry J. Chauvin, 985-872-2100
             http://www.gulfisland.com